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                       September 29, 2023

       Stephen Girsky
       Chief Executive Officer
       VectoIQ Acquisition Corp. II
       1354 Flagler Drive
       Mamaroneck, NY 10543

                                                        Re: VectoIQ Acquisition
Corp. II
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-39855

       Dear Stephen Girsky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction